UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2013
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd. Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective September 6, 2013, Lawrence M. Blackburn was appointed to the board of directors of Associated Materials, LLC (the “Company”) and the board of directors (the “Board”) of Associated Materials Group, Inc., the Company's indirect parent company (“Parent”). Mr. Blackburn was also appointed to serve as the Chairman of the Audit Committee of the Board, replacing Adam B. Durrett as Chairman of the Audit Committee, and to serve as a member of Parent's Compensation Committee. Mr. Durrett will continue to serve as a member of the Audit Committee.

Pursuant to Parent's non-employee director compensation policy, Mr. Blackburn will receive an annual cash retainer of $60,000 from Parent for his services on the Board, an additional annual retainer of $20,000 as Chairman of the Audit Committee and an additional annual retainer of $10,000 as a member of the Compensation Committee.

Parent has also determined to grant Mr. Blackburn 18,000 shares of Parent common stock, pursuant to Parent's 2010 Stock Incentive Plan (the “Plan”) and a restricted stock agreement consistent with the form of restricted stock agreement associated with the Plan. Subject to Mr. Blackburn's continuous service on the Board on each applicable vesting date, this stock grant will vest in three equal annual installments on each anniversary of the grant date; provided, however, that the shares will vest in full upon a Change in Control (as defined in the Plan). The grant is subject to the terms of the Plan and the restricted stock agreement. For a description of the Plan, see “Executive Compensation-AMH Investment Holdings Corp. 2010 Stock Incentive Plan” in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	September 9, 2013	By:	/s/ Paul Morrisroe
Paul Morrisroe
Senior Vice President and Chief Financial Officer